UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2017

SpartanNash Company

(Exact Name of Registrant as Specified in Charter)

Michigan	000-31127	38-0593940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan	49518-8700
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on August 16, 2017, SpartanNash Company (the “Company”) has appointed Mark Shamber (age 48) as the Company’s Executive Vice President Chief Financial Officer, to be effective on September 11, 2017.

Mr. Shamber presently serves as an independent consultant and is the Vice Chairman Vice Chairman of the Board of Directors of Day Kimball Healthcare, Inc. Mr. Shamber previously served as Senior Vice President, Chief Financial Officer and Treasurer of United Natural Foods, Inc. (“UNFI”) from October 2006 until October 2015. Prior to holding that position, Mr. Shamber served in financial and accounting positions of increasing authority with UNFI since June 2003. From February 1995 until June 2003, Mr. Shamber served in various positions within the assurance and advisory business systems practice at the international accounting firm of Ernst & Young LLP.

The following is a brief description of the arrangements in connection with Mr. Shamber’s appointment:

Position

Executive Vice President Chief Financial Officer of SpartanNash Company. Mr. Shamber will report to the Chief Executive Officer.

Annual Cash Compensation

Mr. Shamber’s annual base salary will be $440,000. Beginning in 2018, he will participate in the Company’s Annual Cash Incentive Program and his annual target bonus opportunity will be 70% of his base salary. Mr. Shamber is eligible to receive a discretionary bonus for fiscal 2017 that would equal the amount he would have received had he participated in the 2017 Annual Cash Incentive Program.

Long-Term Incentive Cash Compensation

Beginning in 2018, Mr. Shamber will participate in the Company’s Long-Term Incentive program.

Executive Employment Agreement

The Company and Mr. Shamber will enter into an Executive Employment Agreement. The Employment Agreement will provide that the Company will employ Mr. Shamber as an officer of the Company for an indefinite period of time until termination of employment at a base salary that will be reviewed annually. The Employment Agreement further provides that the executive officer’s employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for disability or for cause.

Executive Severance Agreement

The Company and Mr. Shamber will enter into an Executive Severance Agreement. Under this agreement, if Mr. Shamber’s employment with SpartanNash terminates, other than for cause, voluntary termination by the officer other than for good reason (as defined in the executive severance agreement), retirement, death, or disability of the officer, during the two-year period following a change in control (as defined in the Severance Agreement) of SpartanNash, then he will receive certain payments and benefits. This agreement contains a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to Mr. Shamber paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis. In no event will the Company pay or reimburse any excise taxes relating to Mr. Shamber’s agreement.

Relocation Benefits

Mr. Shamber will participate in our relocation assistance program to assist him in his relocation to the Grand Rapids, Michigan area and will receive benefits available to associates at his level of seniority.

Mr. Thomas Van Hall, who has been serving as Interim Chief Executive Officer, will step down from that position effective September 11, 2017, but will remain with the Company for a period of time to assist with Mr. Shamber’s transition.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 22, 2017	SpartanNash Company

	By	/s/Kathleen M. Mahoney
Kathleen M. Mahoney President MDV, Chief Legal Officer and Corporate Secretary